Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is between United Western Bancorp, Inc. (“Company”) and Scot T. Wetzel (“Executive”), and shall be effective as of October 15, 2008 (the “Effective Date”).

1.           Appointment. Company hereby appoints Executive to serve as Company's President and Chief Executive Officer (“CEO”) throughout the Term specified below. Throughout the Term, Company will also recommend to the Nominating and Corporate Governance Committee of Company's Board of Directors (the “Board”) that Executive be nominated to serve on the Board. Throughout the Term, if and to the extent permitted by applicable banking regulations and banking regulatory authorities, Company shall also cause Executive to be appointed and to serve as the President and CEO of United Western Bank (“Bank”) and shall cause him to be elected to serve as the Chairman of Bank's board of directors (the “Bank Board”).

2.           Compensation.

a.           Salary and Salary Review. Company shall pay or cause Bank to pay Executive a total base salary from Company and Bank (the “Base Salary”) of $400,000 per year, which shall be payable in equal installments in accordance with Company's standard payroll practice, less customary or legally required withholdings and deductions. Company may, in its sole discretion, increase Executive's base salary, as and when Company deems appropriate, in which case new Executive's base salary shall not thereafter be reduced. Executive shall receive directors fees or other compensation for serving as a director of Company or Bank if and to the extent that it is the general policy of Company or Bank to pay such fees to employee directors, in which event Executive shall be entitled to receive the same fees as would any other employee director serving in the same position.

b.           Cash Bonuses. Executive will be eligible to participate in Company's Executive Incentive Plan, as it may be amended, modified, or changed from time to time by the Compensation Committee of the Board of Directors.

c.           Contract Expenses. Company shall reimburse Executive for the costs and expenses, including reasonable legal fees that he incurs in connection with the review, drafting and negotiation of this Agreement and any other contemporaneous written agreements between Executive and Company contemplated by this Agreement. The Executive shall submit amounts to be reimbursed pursuant to this paragraph to the Company within 30 days of receipt of an invoice for such expense, and the Company shall reimburse Executive within 30 days of receipt from the Executive.  Notwithstanding the foregoing, any expense that is not reimbursed to the Executive within two and a half months following the calendar year in which the expense was incurred shall not be reimbursed by the Company.  In no event shall the Company delay payment of any invoice timely submitted by Executive for the purpose of avoiding reimbursing expenses incurred by Executive that otherwise would be reimbursable under this Section 2(c).

3.           Fringe Benefits.

a.           Insurance. Executive and Executive's dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company's executive and management employees. The premiums for the coverage of Executive and Executive's dependents under that plan shall be paid pursuant to the formula in place for other executive and management employees covered by Company's group insurance plans.

b.           Vehicle Allowance and Travel Reimbursements. Company shall provide Executive with a vehicle allowance of $750 per month, payable in equal installments at the same time Executive's salary installments are paid. Such payments shall be in addition to, and not a substitute for, Company's obligation to reimburse Executive for business travel that Executive conducts in Executive's personal vehicle at the same rates as are set from time to time by the Board for business travel by its executive and management employees pursuant to Section 3.c below.

c.           Expenses. Subject to Company's policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive's performance of Executive's duties under this Agreement, including expenses incurred as a director of Company or of Bank, all in accordance with its policies and procedures relating to executive employee expense reimbursements.

d.           Country Club. Company shall pay all annual membership dues and incidental fees associated with Executive's membership and use of privileges at one country club of Executive's choosing.

e.           Professional Organizations. Company shall pay directly, or reimburse Executive for, dues, membership fees and incidental expenses associated with Executive's membership in and participation in professional or service organizations, including the Young President's Organization, that in Executive's reasonable discretion relate to or advance his effectiveness in serving Company.

f.           Life Insurance. Company shall provide Executive with life insurance benefits comparable to those afforded to its other executive employees.

g.           Miscellaneous Benefits. Executive shall receive all fringe benefits that Company may from time to time make available generally to its executive and management employees.

4.           Paid Leave.

a.           Vacation. During each year of continuous, full-time employment, Executive shall earn four (4) weeks per year of paid vacation time, which vacation time shall accrue in accordance with Company policy applicable to Company's executive and management employees as set forth in Company's Employee Handbook as in effect from time to time.

b.           Sick Leave and Holidays. Executive shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to Company's executive and management employees.

5.           Term and Termination.

a.           Term. Unless earlier terminated pursuant to this Section 5, the initial term of this Agreement shall be three (3) years beginning on the date of this Agreement. Upon the expiration of the initial term, or any subsequent renewal term, this Agreement shall automatically renew for a renewal term of 1 year, unless no fewer than three (3) months before the expiration of the initial term, or any subsequent renewal term, either party gives the other written notice of its or his intention not to renew this Agreement upon its expiration (the initial term together with any renewal terms are referred to herein as the “Term”).

b.           Termination by Consent. This Agreement may be terminated at any time by the parties' mutual agreement, expressed in writing.

c.           Termination by Executive.

i.           Executive may terminate this Agreement before the end of its initial term or any renewal term upon thirty (30) days' prior written notice, in which case Company's only obligation to Executive with respect to compensation shall be payment of salary, accrued, unused vacation compensation earned as of the last date bona fide services are performed for Company under this Agreement (the “Termination Date”).

ii.           Executive may, by written notice to Company made not less than sixty (60) days before the Termination Date, elect to terminate his employment on the basis of “good reason” if (a) Company commits a material breach of its obligations under Section 1 of this Agreement; or (b) there is a material reduction of Executive's duties, authority or status other than reductions or limitations imposed by law or regulatory authority; or (c) a material change of the principal location in which Executive is required to perform his duties hereunder without Executive's prior consent (it being agreed that any location within the Denver, Colorado metropolitan area shall not be deemed a material change); or (d) a material reduction in (or a failure to pay or provide) Executive's compensation or benefits payable under this Agreement; or (e) any other material breach by Company of this Agreement. Any such notice of termination by Executive for “good reason” shall specify the circumstances constituting “good reason.” Within 48 hours of the delivery of the Executive’s written notice of resignation for good reason, the Company may notify the Executive of the Company’s intent to convene a meeting of the Company’s board of directors to review and consider the Executive’s election to terminate for good reason with the purpose of exploring the adequacy of the Executive’s good reason (a “Company Review”), which meeting may be held telephonically. If the Company elects to commence a Company Review, the meeting to conduct the Company Review will be held within three business days of the date of the Company’s notice of the same to the Executive. The Executive will present his arguments in support of the termination for good reason to the Company at the Company Review and the Company will be permitted to provide rebuttal to the Executive’s arguments. With prior notice to the Company, the Executive’s personal attorney will be allowed to attend the Company Review. No later than two business days following the Company Review, the Executive will determine and communicate to the Company the Executive’s decision to rescind the election to terminate for good reason or to affirm his election to terminate for good reason. If the Executive confirms his election to terminate for good reason following any Company Review, or if no Company Review is held following the Executive’s election to terminate for good reason, he shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such Company review or Executive’s notice, as applicable. If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Executive and of no further force and effect. In the event that the circumstances cited in Executive's notice are not cured within the thirty (30) days after the notice, this Agreement shall be terminated sixty (60) days after Executive's original written notice and such termination shall be treated in all respects as if it had been a termination of employment by Company without cause under Section 5.d of this Agreement.

iii.           If at any time during the Term of this Agreement: (i)the Chairman of the Board of the Company’s board of directors is removed or resigns, other than as the result of any order of or agreement with any federal or state regulatory agency having jurisdiction over the Company or its subsidiaries; and (ii) the Executive is not named as the succeeding Chairman of the Board of the Company’s board of directors, Executive may, by written notice to the Company during the 60-day period ending no later than 195 days after the appointment of any new Chairman of the Board (such appointment occurring on the “Appointment Date”) of the Company’s board of directors, elect to terminate his employment as of a date that is at least 180 days after the Appointment Date, and the termination shall be treated for all purposes as a termination on the basis of “good reason” within the meaning of the preceding paragraph; provided, however, that if Executive has resigned for good reason as provided for under this paragraph and the Company notifies the Executive of its desire for a cooling off period within two business days of the delivery to the Company of the Executive’s notice under this paragraph, Executive will accord the Company a cooling off period, commencing on the date of Executive’s notice to the Company as contemplated in this paragraph and ending on the 270th day after the Appointment Date (the “Cooling Off End-Date”), during which time both the Executive and the Company will negotiate in mutual good faith to determine if the Executive’s objections to continued to employment with the Company can be overcome. The Executive shall continue in his employment during any cooling off period at his then base salary. If the Company imposes any cooling off period under this paragraph, the effective date of the Executive’s resignation for good reason under this paragraph shall be the first business day following the Cooling Off End-Date.

d.           Termination by Company Without Cause. Company may in its sole discretion terminate Executive's employment at any time without cause. In such an event, the following terms will apply:

i.            If the Executive delivers to Company a Release within the 6th month period following the Executive's Separation from Service, Company shall pay Executive severance compensation equal to Executive's Total Annual Compensation or, if greater, Executive’s Total Compensation attributable to the remaining term of this Agreement.  No severance compensation payments pursuant to this paragraph shall be made to the Executive until the 6th month anniversary of the Executive's Separation from Service.  Payment of Executive’s Total Annual Compensation or the Total Compensation, as applicable, shall be paid by the Company in a single sum (less required deductions and withholdings) on the 6th month anniversary of the Executive's Separation from Service or as soon as administratively practicable thereafter.  As used in this Agreement, (A) Total Annual Compensation shall mean the average of the amount displayed (or to be displayed) in the total compensation column in the Summary Compensation Table of the Company’s proxy statement for the two calendar years immediately preceding Executive’s date of Separation from Service; (B) Total Compensation is Total Annual Compensation multiplied by the number determined by dividing the number of whole months and fractions thereof in the remaining term of this Agreement as of Executive’s date of employment termination by 12; and (C) Separation from Service shall have the meaning assigned to it by Code Sec. 409A and the Treasury regulations promulgated thereunder.  Release shall mean a complete release of any claims against Company, its officers, directors, employees, agents or affiliates arising out of or related, directly or indirectly, to Executive's employment by Company or Bank or this Agreement in exactly the form attached hereto as Exhibit A.  Notwithstanding the foregoing, nothing contained in the Release shall operate to release, waive or limit Executive's rights to continuing coverage under Company's directors and officers insurance under Section 6 of this Agreement or to indemnification and advancement of expenses from Company under the indemnification Agreement between Company and Executive attached hereto as Exhibit B or otherwise.

ii            If and to the extent that Executive remains eligible after such termination to receive cash bonuses under the terms of Company's Executive Incentive Plan, as it is in effect at the time of Executive's termination without cause, on account of services provided to Company by Executive prior to the date of such termination, then Executive shall be awarded and paid a cash bonus in accordance with the terms of the Executive Incentive Plan, proportionately reduced to reflect any partial year of employment.  Any amount payable under the terms of Company’s Executive Incentive Plan shall be paid to the Executive no later than two and a half months following the calendar year in which the Executive’s Separation from Service occurs.

iii.            If Executive elects continuation of coverage under COBRA for Executive and his covered dependents, Company shall pay the portion of Executive's premiums that Company paid immediately preceding the Executive's Termination Date for all health coverage and other benefits described in Section 3 above that are subject to COBRA, to Company's plan administrator or benefit provider for a period equal to the maximum period permitted by COBRA.  However, in no event shall premium payments continue beyond December 31 of the second calendar year following the calendar year in which Executive has a Separation from Service.

iv.            Company shall permit Executive to exercise all options to purchase Company's stock that had vested as of the Termination Date for a period of thirty (30) days after the Termination Date or such longer period as may be permitted by the Plan, the Special Plan or Company's Compensation Committee; however, Executive shall not be permitted to exercise any option to purchase Company's stock beyond the maximum full term of the option.  Notwithstanding the foregoing, Executive's exercise of options and sale of Company stock shall at all times be subject to all restrictions made applicable by any securities law or regulations to persons holding positions such as Executive holds with Company.

e.           Termination by Company With Cause. Company may terminate this Agreement effective immediately, with Company's only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination, by written notice to Executive if Executive: (i) commits a material violation of this Agreement; or (ii) engages in any of the following forms of misconduct: commission of any material act involving dishonesty or moral turpitude; theft of Company's property; or willful misconduct, including but not limited to willful disregard of any directive of the Chairman of the Board or the Board (either of (i) or (ii) being deemed to be “with cause” hereunder). The written notice from Company to Executive shall disclose, in reasonable detail, the basis on which Company believes that Executive's termination is with cause. If Executive provides written notice to Company of Executive's intent to dispute the existence of such cause within twenty four (24) hours of Executive's receipt of Company's notice of termination with cause, Company shall permit Executive to appear at a Board meeting (which meeting may be telephonic) to present Executive's response to the written notice. With prior notice to the Company, Executive's personal attorney will be allowed to attend such Board meeting. No later than two (2) business days after such meeting, the Board shall determine whether (a) to rescind its termination of Executive's employment, (b) to reclassify such termination as a termination without cause, or (c) to affirm the termination with cause. Company shall promptly notify Executive of any such determination in writing. If Executive does not dispute the existence of cause for his termination, such termination shall be effective on the date set forth in the original notice of termination. If Executive disputes the existence of cause for his termination before the Board and such termination is not rescinded, such termination shall be effective on the first to occur of (i) the date set forth in the original notice of termination or (ii) the date of the Board's determination to reclassify or affirm the termination.

f.           Gross Up for Excise Tax and 409A Tax.

i.           If any payment or benefit provided by Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of payment under any plan, program, arrangement or agreement of Company (a “Payment”) is subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (the “Excise Tax”), then Company shall make such additional payments to Executive (the “Excise Tax Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the Excise Tax, as well as any additional taxes (other than the 409A Tax, as defined below), including but not limited to additional Excise Tax, attributable to or resulting from the payment of the Excise Tax Gross Up Payments, with the end result that Executive shall be in the same position with respect to his tax liability (other than the 409A Tax) as he would have been in if no Excise Tax had ever been imposed.  The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax is remitted to the taxing authority.

ii.           If any Payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Code section 409A, then Company shall make such additional payments to Executive (the “409A Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the additional taxes, interest, and penalties imposed by Code section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up Payments, with the end result that Executive shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed; provided, however, that the Company’s obligation to make payments under this paragraph 5.f.ii shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment).  The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the 409A Tax is remitted to the taxing authority.

g.           Limitation on Certain Payments Pursuant to Section 111 of the Emergency Economic Stabilization Act of 2008.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the Company make a payment to Executive under this Agreement or otherwise that would cause a violation of  Section 111 of the Emergency Economic Stabilization Act of 2008 (a “111 Violation”).  If more than one type of payment under this Agreement would cause a 111 Violation requiring the elimination of a portion of the payments, then to the extent necessary to avoid a 111 Violation first payments pursuant to Section 7.c. shall be reduced, if such payment relates to a period longer than six months, to a payment period no less than six months, and there shall be a corresponding reduction in the Non-Compete Period.  Following the reduction described in the preceding sentence or if no reduction is possible under the preceding sentence, payments pursuant to Section 5.f.i. and then Section 5.f.ii. shall be reduced or eliminated.

6.           Indemnification and Directors and Officers' Insurance.

a.           A copy of the Indemnification Agreement between Company and the CEO, executed contemporaneously with this Agreement, is attached hereto as Exhibit B.

b.           Company shall provide and maintain directors' and officers' liability insurance policies in a commercially reasonable amount, as determined by Company's Board of Directors in its discretion, covering Executive to the same extent that Company provides such coverage for its other executive officers. Such insurance coverage shall continue as to Executive even if he has ceased to be a director, employee or agent of Company with respect to acts or omissions that occurred prior to his cessation of employment with Company. Notwithstanding the foregoing, however, if Company shall cease to maintain directors' and officers' liability insurance policies covering Executive and other executive officers by reason of: (i) a consolidation, merger, sale or other reorganization of Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then Executive shall have coverage only to the extent provided in any run-off policies extending the period during which Company or Executive may give the insurers notice of a claim under the terminated directors' and officers' liability insurance policies. Company shall take all reasonable actions to ensure that it obtains such run-off policies and that such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate Company to obtain extraordinary insurance coverage for Executive. Insurance contemplated under this Section 6 shall inure to the benefit of Executive's heirs, executors and administrators.

7.           Confidentiality, Noninterference and Non-compete.

a.           Executive understands, acknowledges, and agrees that during the course of his employment, he will have access to technical, business, and customer information, materials, and data relating to Company's and Bank's business that have not been released to the public, including, but not limited to, confidential information, materials, or proprietary data belonging to Company or Bank (collectively, “Confidential Information”). Executive also understands, acknowledges, and agrees that all Confidential Information is the property of Company and/or Bank. Executive agrees to hold and safeguard all Confidential Information and agrees not to disclose or divulge any Confidential Information to any person, firm, corporation, business, or any other entity without the written authorization of an officer or director of Company or as required by Executive's performance of services under this Agreement. Notwithstanding the foregoing, this Agreement shall not prohibit Executive from responding to any subpoena or court order, or from disclosing any information that has entered the public domain other than as a result of Executive's violation of any legal duty of nondisclosure.

b.           For purposes of this Agreement, a “Restricted Period” shall apply following Executive’s termination of employment for any reason, other than for Cause as provided for in Section 5.e above, and shall be in effect for the longer of: (i) the period for which Executive is paid severance compensation pursuant to Section 5 above (including the 6-month period before and the period after the lump sum severance payment); or (ii) the twelve (12) month period following the effective date of the Executive’s termination of employment. During the Restricted Period, Executive shall not (except on behalf of Company or with Company's prior written consent), directly or indirectly, (i) solicit the business of any of Company's or Bank's customers or clients, (ii) hinder, disrupt or otherwise interfere with Company's or Bank's ongoing business relationship with any of their respective customers or clients, (iii) solicit the employment of any employee of Company or Bank or (iv) encourage, counsel or otherwise cause any employee of Company or Bank to terminate the employee's employment relationship with Company or Bank.

c.           In the event of Executive's termination from employment for any reason,  the Company may, no later than five (5) business days after the effective date of such termination, elect to impose on Executive a restriction against competing with Company (the “Non-Compete”) for a period of up to twelve (12) months after the date of termination (the “Non-Compete Period”) by (i) giving written notice to the Executive of such election, including the number of months that Company is electing to impose the Non-Compete (a “Non-Compete Purchase Election”).  Such Non-Compete Period shall commence as of the day following the Executive’s date of termination. Company shall pay Executive one-twelfth (1/12) of Executive’s Total Annual Compensation (a “Non-Compete Payment”) for each month during the Non-Compete Period that the Non-Compete is in effect. No Non-Compete Payments pursuant to this paragraph shall be made to the Executive until the 6th month anniversary of the Executive's Separation from Service.  Non-Compete Payments for the entire Non-Compete Period shall be paid by the Company in a single sum (less required deductions and withholdings) on the 6th month anniversary of the Executive's Separation from Service or as soon as administratively practicable thereafter.  If the Company elects to impose a Non-Compete Period on the Executive as a result of the Executive’s termination for Cause under Section 5(e), the Restricted Period provided for above in Section 7.b shall apply as well. After the Non-Compete Purchase Election has been made, Company may not extend the Non-Compete Period without Executive's consent. During the Non-Compete Period, Executive may not (except on behalf of the Company or with the Company's prior written consent), directly or indirectly, (i) engage in the Company's business or the Bank's Business (collectively, the “Business”) in the state of Colorado or any other state where, as of the date of termination, the Company has existing banking operations or other sales offices or has invested a substantial amount of effort or money with the intent of establishing banking operations or sales offices (the “Territory”), (ii) interfere with the Business, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Territory that is competitive with the Business as such business is conducted or proposed to be conducted from and after the date of this Agreement. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. A Non-Compete Payment shall not reduce or otherwise affect the obligation of Company, if any, to provide post-termination compensation or benefits to Executive. If Executive breaches the Non-Compete during the Non-Compete Period, Company may cease making further Non-Compete Payments and Executive shall be obligated to repay all prior Non-Compete Payments to Company. If Company elects to impose a Non-Compete, any Non-Compete Payment will be deemed to be a Payment subject to Section 5.f. of this Agreement.

d.           It is hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in this Section 7 will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive acknowledges and agrees that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 7 by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that any such injunction or other equitable relief shall be in addition to, and not a substitute for, any other remedies available to Company, including but not limited to money damages.

8.           Successors and Assigns. Company, its successors and assigns may assign this Agreement to any person or entity in connection with (a) a consolidation, merger, sale or other reorganization of Company or Bank or (b) any person or entity or group of persons or entities acting in concert acquiring management control of Company or Bank. Any other transfer or assignment of this Agreement by Company shall only be made with Executive's consent, which shall not be unreasonably withheld. This Agreement thereafter shall bind, and inure to the benefit of, Company's successor or assign. Executive has no power or authority to assign either this Agreement or any right or obligation arising thereunder.

9.           Miscellaneous.

a.           Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to Company's relationship with Executive, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction; except that Executive's rights and obligations in relation to indemnification shall be governed by the laws of the state in which Company is incorporated.

b.           Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

c.           Integration. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified except in a writing signed by Executive and Company.

d.           Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

e.           Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

f.           Disputes. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive's employment with Company, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

EXECUTIVE	COMPANY
Scot T. Wetzel	United Western Bancorp, Inc.

/s/ Scot T. Wetzel	By: /s/ Michael J. McCloskey
By: Scot T. Wetzel	Michael J. McCloskey
Chief Operating Officer

Date: December 31, 2008	Date: December 31, 2008

EXHIBIT A

GENERAL RELEASE AGREEMENT

           THIS GENERAL RELEASE AGREEMENT is entered into as of [TO BE DETERMINATED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by Scot T. Wetzel (the “Executive”) in consideration of the severance pay and severance benefits provided to the Executive by United Bancorp, Inc., a Colorado corporation (“UWB”) and United Western Bank (the “Bank”) pursuant to the Employment Agreement (the “Employment Agreement”) by and among UWB, the Bank and the Executive (the “Severance Payment”).

1.           General Release.  The Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges UWB, the Bank and each of their respective affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of UWB, the Bank and each of their respective affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of the General Release Agreement, concerning his employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

Notwithstanding the foregoing, neither party is releasing any right to enforce the Employment Agreement (including the right to any payment remaining to be made under the Employment Agreement) and this General Release Agreement, and the Executive is not releasing: (a) any claims for benefits payable under any ERISA benefit plan sponsored by the Employer and in which he was a participant, (b) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law, or (c) any claims solely related to the validity of this General Release under the ADEA.  However, by signing this General Release Agreement, the Executive is waiving any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company, and the Executive hereby agrees that the payments under the Employment Agreement are the exclusive remedy for and full settlement of all of his claims for money damages.

The Executive agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this General Release Agreement.  The Executive further represents and warrants that he has not previously filed any claim or joined in any claim or suit against the Employer.

2.           Acknowledgments.  The Executive is signing this General Release Agreement knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this General Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this General Release Agreement and is signing this General Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this General Release Agreement;

(d)
He has been given at least twenty-one (21) calendar days to consider this General Release Agreement, or he expressly waives his right to have at least twenty-one (21) days to consider this General Release Agreement;

(e)
He may revoke this General Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this General Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this General Release Agreement within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the General Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this General Release Agreement that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this General Release Agreement.

3.           No Admission of Liability.  This General Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this General Release Agreement, except as expressly stated herein, and in signing this General Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this General Release Agreement.

5.           Execution.  It is not necessary that the Employer sign this General Release Agreement following the Executive's full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this General Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this General Release Agreement shall continue in full force and effect.

7.           Governing Law.  This General Release Agreement shall be governed by the laws of the State of Colorado, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this General Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this General Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

/s/ Scot T. Wetzel
Scot T. Wetzel

EXHIBIT B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the "Agreement") is entered into by and between United Western Bancorp, Inc., a Colorado corporation, (the "Company"), and Scot Wetzel (the "Executive"), and shall be effective as of  _____________, 2008 (the “Effective Date”).

Recitals

1.           It is essential to the Company to retain and attract as directors and officers the most capable persons available;

2.           Indemnitee is a director/officer of the Company, or a subsidiary of the Company (a “Subsidiary”);

3.           The Articles of Incorporation and the Bylaws of the Company permit the Company to indemnify and advance expenses to its directors and officers, or to the extent serving at the request of the Corporation, the directors, officers, employees and agents of any corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law;

4.           In recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company and/or a Subsidiary in an effective manner and Indemnitee’s reliance on the aforesaid Articles of Incorporation and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Articles of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Articles of Incorporation and Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), and in order to induce Indemnitee to continue to provide services to the Company and/or a Subsidiary as a director or officer thereof, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of Indemnitee continuing to serve the Company and/or a Subsidiary, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Certain Definitions.

(a)           A “Change in Control” shall be deemed to have occurred if: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as theft ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(b)           “Expense” include attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Proceeding relating to any Indemnifiable Event.

(c)           “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or an officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(d)           “Potential Change in Control” shall be deemed to have occurred if: (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(e)           “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, or any inquiry, hearing or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(f)           “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board (including the special, independent counsel referred to in Section 3) who is not a party to the particular Proceeding with respect to which Indemnitee is seeking Indemnification.  If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) or if there is a Proceeding brought by a federal banking regulatory agency in which all or a majority of Board of Directors are named as respondents, the Reviewing Party shall be the special, independent counsel referred to in Section 3 hereof.

(g)           “Trust” shall mean the trust as defined in Section 4 that is formed by the Company upon written request by Indemnitee in the event of a Potential Change in Control.

(h)           “Trustee” shall mean the trustee of the Trust.

(i)           “Voting Securities” shall mean any securities of the Company which vote generally in the election of directors.

2.           Agreement to Indemnify.

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law, as soon as practicable, but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges actually and reasonably incurred by him or her in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Proceeding and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (including the creation of the Trust) if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Company shall not indemnify Indemnitee for any Expenses incurred in a Proceeding instituted by an appropriate bank regulatory agency if that Proceeding results in a final order assessing civil monetary penalties or requiring affirmative action by Indemnitee in the form of payments to the Company.  Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5, prior to a Change in Control, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Proceeding.  If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”); provided, however, that such Expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of Indemnitee to repay such amount if it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company.

(b)           Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special, independent counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be so indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(b) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  Notwithstanding any other provision in this Agreement, Expenses incurred in defending a Proceeding that is an administrative or civil action initiated by a federal bank regulatory agency shall be advanced only if Indemnitee agrees in writing to reimburse the Company for that portion of the advanced Expenses as to which it is ultimately determined that Indemnitee was not entitled to indemnification and the Reviewing Party has first made a determination in writing that Indemnitee acted in good faith and in a manner he or she believed to be in the best interests of the Company and that the advancing of such Expenses will not adversely affect the safety and soundness of the Company.  Expenses shall be advanced, however, only upon delivery to the Company of a written binding agreement by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company.  Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.  If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Colorado having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding.  Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.           Change in Control.  The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Articles of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from special, independent counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with such matters) within the last five (5) years.  Such independent counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law.  The Company agrees to pay the reasonable fees of the special, independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of special, independent counsel pursuant hereto, except with respect to intentional acts and gross negligence of such special independent counsel, and professional malpractice claims related thereto.

4.           Establishment of Trust.  In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of the Indemnitee (the “Trust”) and from time to time upon written request of Indemnitee shall fund such Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Proceeding related to an Indemnifiable Event and any and all judgments, fines, penalties and settlement amounts of any and all Proceedings related to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.  The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party in any case in which the special independent counsel described in Section 3 above is involved.  The terms of the Trust shall provide that upon a Change in Control: (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (ii) the Trustee shall advance, within ten (10) business days of a request by Indemnitee, any and all Expenses to Indemnitee (subject to the conditions contained in Section 2(b) including the agreement of Indemnitee to reimburse the Trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2(b) of this Agreement); (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above; (iv) the Trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such Trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement.  The Trustee shall be chosen by Indemnitee.  Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement.  All income earned on the assets held in the Trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.

5.           Indemnification for Expenses Incurred In Enforcing this Agreement.  The Company shall indemnify Indemnitee against any and all reasonable expenses (including attorneys’ fees), and, if requested by Indemnitee, shall (within ten (10) business days of such request) advance such expenses to Indemnitee, which are actually incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s Articles of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

6.           Partial Indemnity.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Proceeding but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.  Moreover, notwithstanding any other provision of this Agreement and provided that the conditions of Section 2(b) are met in the case of a Proceeding brought by a federal regulatory banking agency, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Proceedings relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7.           Defense to Indemnification, Burden of Proof and Presumptions.  It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that Indemnitee has not met the standards of conduct that make it permissible under the Colorado Business Corporation Act for the Company to indemnify Indemnitee for the amount claimed.  In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense shall be on the Company.  Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the Colorado Business Corporation Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

8.           Non-exclusivity.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Articles of Incorporation or Bylaws or the Colorado Business Corporation Act or otherwise.  To the extent that a change in the Colorado Business Corporation Act (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Articles of Incorporation and Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9.           Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

10.           Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

11.           Amendment of this Agreement.  No supplement modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.           Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.           No Duplication of Payment.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

14.           Settlement of Claims.  The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent.  The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.  Neither the Company nor Indemnitee will unreasonably withhold their consent to any proposed settlement.  The Company shall not be liable to indemnify Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

15.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request.

16.           Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.           Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the State of Colorado, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

18.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The Next Page Is The Signature Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

UNITED WESTERN BANCORP, INC.
Company

By:____________________________________
Title:
Date:

SCOT T. WETZEL
Executive

By:____________________________________
Date: